UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2016

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 373-4860

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 23, 2016, Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), announced that, through its wholly owned subsidiary, Neoteric Cosmetics, Inc., it had entered into an amendment to its distribution agreement with Church & Dwight Co., Inc. to, among other things, extend the term of the existing agreement through December 31, 2017.  The announcement noted that, effective January 1, 2017, the Company will no longer distribute products to hair salons and distributors to hair salons.  Subsequently, the Company received several calls from investors regarding whether the Company would continue sales to beauty supply stores, such as Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”), the Company’s largest customer.  This Current Report is being filed to confirm that Ulta and other beauty supply stores will continue to be covered by the extended distribution agreement and continue to be customers of the Company; provided, however, that the new Toppik line of products will not be distributed by the Company to Ulta.  The only customers that will no longer be covered effective January 1, 2017 by the extended distribution agreement will be hair salons and distributors to hair salons, which represented approximately 9.5% of Company’s net sales of Batiste Dry Shampoo for the first six months of 2016 and approximately 3.8% of the Company’s total net sales for the same period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date:	September 7, 2016	By:	/s/ Barry J. Levine
Barry J. Levine
Chief Financial Officer, Chief Operating Officer and Treasurer